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                                                                    EXHIBIT 11.1

                             PHOTON DYNAMICS, INC.

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

Primary and Fully Diluted Earnings Per Share
- --------------------------------------------

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                                                                     THREE MONTHS ENDED JUNE 30,          NINE MONTHS ENDED JUNE 30,
                                                                     ---------------------------          --------------------------
                                                                       1996                1995            1996                1995
                                                                     --------             ------          ------              ------
Net income.........................................................    $  825             $  110          $2,139             $  167
Reduction of interest expense related to modified treasury stock
 method............................................................         -                  4               -                 26
                                                                       ------             ------          ------             ------
Adjusted net income................................................    $  825             $  114          $2,139             $  193
                                                                       ======             ======          ======             ======
Computation of weighted average common and common equivalent shares outstanding:
   Common stock....................................................     6,848                954           6,435                903
   Convertible preferred shares....................................         -              3,486               -              3,486
   Options and warrants............................................       869                454             880                549
   Shares related to SAB No. 55, 64. SMF 83........................         -                462               -                462
                                                                       ------             ------          ------             ------
Total weighted average common and common equivalent shares
 outstanding.......................................................     7,717              5,356           7,315             5,400
                                                                       ------             ------          ------            ------
Net income per share...............................................    $ 0.11             $ 0.02          $ 0.29            $ 0.04
                                                                       ======             ======          ======            ======
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